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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")

                         SAP AKTIENGESELLSCHAFT SYSTEME,
                 ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG
                 (Exact name of registrant specified in Charter)

                            SAP CORPORATION SYSTEMS,
                  APPLICATIONS AND PRODUCTS IN DATA PROCESSING
                 (Translation of Registrant's name into English)

FEDERAL REPUBLIC OF GERMANY                          NOT APPLICABLE
(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)


NEUROTTSTRASSE 16                                    NOT APPLICABLE
69190 WALLDORF                                        (Zip Code)
FEDERAL REPUBLIC OF GERMANY
(Address of Principal Executive Offices)


If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities pursuant to Section              securities pursuant to Section
12(b) of the Exchange Act and is            12(g) of the Exchange Act and is
effective pursuant to General               effective pursuant to General
Instruction A. (c), please check            Instruction A. (d), please check
the following box. [X]                      the following box. [ ]

Securities Act registration statement file number to which this form relates:_____ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

        Title of Each Class                   Name of Each Exchange on Which
        To be so Registered                   Each Class is to be Registered
        -------------------                   ------------------------------
ORDINARY SHARES WITHOUT NOMINAL VALUE         NEW YORK STOCK EXCHANGE(1)

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

            Title of Each Class               Name of Each Exchange on Which
            To be so Registered               Each Class is to be Registered
            -------------------               ------------------------------
            None


--------

(1) Application made for listing, not for trading pursuant to the requirements of the United States Securities and Exchange Commission.
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

INTRODUCTION

SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (the "Company") believes that simplifying its current share structure by converting its outstanding non-voting preference shares without nominal value (the "Preference Shares") into ordinary shares without nominal value ("Ordinary Shares") will increase its transparency and the liquidity of its shares. Accordingly, on May 3, 2001, at the annual general shareholders meeting, the holders of the Company's Ordinary Shares approved amendments to the Company's Articles of Association (Satzung) permitting this conversion at a ratio of one Ordinary Share for each outstanding Preference Share. The holders of Preference Shares also approved these amendments at a special meeting of holders of Preference Shares on the same day.

The conversion will become effective, and all Preference Shares will be converted automatically, once the shareholder resolutions approving it are entered into the German commercial register (Handelsregister) at the court of Heidelberg, which is expected to occur in June 2001. The following description assumes the effectiveness of the conversion.

CAPITAL STOCK

The Company's authorized, issued and outstanding share capital consists of Ordinary Shares. The Company is also authorized to issue Preference Shares in limited circumstances, as described in paragraphs (6) and (7) below. Its issued share capital (Grundkapital) currently amounts to EUR 314,714,655, consisting of 314,714,655 Ordinary Shares. All issued Ordinary Shares are in bearer form.

Generally, the Company's share capital may be increased and the Company may issue new shares in consideration of share capital contributions in cash or other property upon prior approval of the holders of Ordinary Shares at a general shareholders' meeting. In order for the Company to issue new Ordinary Shares for a contribution in cash or kind, a resolution approving the increase must be passed by the holders of three-fourths of the Ordinary Shares present or represented at the annual general shareholders' meeting scheduled to vote on the subject.

The Company's Articles of Association provide for the following capital increases and issuances of Ordinary Shares:

      (1) A conditional increase of the Company's share capital of up to EUR 1,032,495 (Contingent Capital IIa or Bedingtes Kapital IIa), pursuant to which the share capital increase will become effective and Ordinary Shares will be issued, if and to the extent that the holders of the bonds the Company issued in 1994 to executives and employees (the "1994 Bonds") exercise their conversion rights.


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      (2)   Additional authorized share capital of up to EUR 60,000,000
            (Authorized Capital I or Genehmigtes Kapital I), pursuant to which the Executive Board of the Company with the consent of the Supervisory Board of the Company may issue Ordinary Shares in exchange for cash contributions from existing shareholders.

      (3) A conditional increase in the Company's share capital of up to EUR 7,376,311 (Contingent Capital IIIa or Bedingtes Kapital IIIa), pursuant to which the share capital increase will become effective and Ordinary Shares will be issued, if and to the extent that the holders of convertible bonds and stock options issued on or before March 16, 2001 in connection with the Company's "2000 Long Term Incentive Plan" for members of the Executive Board and other executives exercise their conversion and subscription rights and the Company does not satisfy those rights from shares owned by the Company.

      (4) Additional capital of up to EUR 60,000,000 (Authorized Capital II or Genehmigtes Kapital II), pursuant to which the Executive Board with the consent of the Supervisory Board may issue Ordinary Shares against contributions in cash or for shares in the context of the acquisition of another enterprise in whole or in part.

      (5) A conditional increase in the Company's share capital of up to EUR 25,000,000 (Contingent Capital IV or Bedingtes Kapital IV), pursuant to which such share capital increase will become effective and Ordinary Shares will be issued, if and to the extent holders of warrants or conversion rights attaching to bonds with detachable warrants or to convertible bonds issued or guaranteed by the Company or its wholly-owned direct or indirect affiliates exercise such rights on or before May 1, 2006.

      (6) A conditional increase of the Company's share capital of up to EUR 1,032,495 (Contingent Capital II or Bedingtes Kapital II), pursuant to which such share capital increase will become effective and Preference Shares will be issued, if and to the extent that the holders of the 1994 Bonds are entitled to convert their 1994 Bonds to Preference Shares and actually exercise those conversion rights.

      (7) A conditional increase in the Company's share capital of up to EUR 7,376,311 (Contingent Capital III or Bedingtes Kapital III), pursuant to which such share capital increase will become effective and Preference Shares will be issued, if and to the extent that (a) the holders of convertible bonds and stock options issued in 2000 and 2001 in connection with the Company's "2000 Long Term Incentive Plan" for members of the Executive Board and other executives are entitled to conversion and subscription rights in respect of Preference Shares, (b) those holders actually exercise


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            their conversion and subscription rights, and (c) the Company does not satisfy those rights from shares owned by the Company.

      (8) A conditional increase in the Company's share capital of up to EUR 9,978,199 (Contingent Capital V or Bedingtes Kapital V), pursuant to which such share capital increase will become effective and Ordinary Shares will be issued, if and to the extent that the holders of convertible bonds and stock options issued in 2000 and 2001 in connection with the Company's "2000 Long Term Incentive Plan" exercise their conversion and subscription rights by December 31, 2004 and the Company does not satisfy those rights from shares owned by the Company.

The Company no longer has Contingent Capital I because the shares reserved under that category were all issued prior to 2000.



PREFERENCE SHARES

The Company does not intend to issue any Preference Shares. However, the Company has outstanding convertible bonds and stock options which carry conversion rights in respect of Preference Shares. The Company will issue to the holders of those convertible bonds and stock options Ordinary Shares in lieu of Preference Shares upon exercise of their conversion rights and options. As a precautionary measure, however, the Company maintains its Contingent Capital II and III, described above, for any new issuances of Preference Shares to these holders.

VOTING RIGHTS; SHAREHOLDER MEETINGS

Each Ordinary Share entitles its holder to one vote. Resolutions are passed at a general meeting of the holders of Ordinary Shares of the Company by a majority of the votes cast, except that the following significant resolutions, among others, require the affirmative vote of the holders of three-fourths of the Ordinary Shares present or represented at a general shareholders meeting:

      (1)   Amendment of the Company's Articles of Association;

      (2)   Capital increases;

      (3)   Capital decreases;

      (4)   Elimination of preemptive rights;

      (5)   Execution, termination or amendment of intercompany agreements;

      (6)   Change of the Company's corporate form;

      (7)   Dissolution of the Company;

      (8) Merger into or consolidation of the Company with another stock corporation; and

      (9)   Transfer of all of the Company's assets.

A general meeting of the shareholders of the Company may be called by the Executive Board (Vorstand), the Supervisory Board (Aufsichtsrat) or by shareholders holding in the aggregate at least 5% of the Company's capital stock. The right to attend and vote at a shareholders' meeting is only accorded to those shareholders who deposit their shares with the Company, at another place specified in the notice of the meeting, or with a German notary public during normal


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business hours. The shares must be deposited at least seven days before the date of the general meeting. Shares are also deemed to have been validly deposited if, with the consent of and on behalf of a depositary, they are blocked in the bank account in which they are held until the end of the general meeting. In the event that the shares are deposited with a German notary public, the original depositary receipt issued by the notary or a certified copy thereof must be provided to the Company by the day following the deposit deadline. Voting rights may be exercised by proxy.

Notice of shareholder meetings must be published in the German Federal Gazette (Bundesanzeiger) at least one month prior to the last day on which the shares may be deposited. The notice must advise shareholders of the conditions that govern attendance at the meeting and the exercise of voting rights. Although notice of each shareholder meeting (whether the annual general meeting or a special meeting) is required to be given as described above, neither the German Stock Corporation Act nor the Articles of Association have any minimum quorum requirement applicable to shareholder meetings.

There are no limitations on the right of nonresident or foreign Holders to own or vote shares imposed by German law or the Company's Articles of Association.

DIVIDEND AND LIQUIDATION RIGHTS; ANNUAL FINANCIAL STATEMENTS

Dividends may be declared at the annual general meeting of shareholders, which must be held within the eight months following the end of a fiscal year, and are paid once a year.

The Company's annual financial statements are deemed to have been approved upon their acceptance by the Supervisory Board, unless the Executive Board and the Supervisory Board resolve that the shareholders shall approve the financial statements at their annual general meeting. The Supervisory Board and the Executive Board recommend the disposition of any net retained profits, including the amount of net profits of the Company to be distributed by way of dividend among the shareholders, to the extent that the shareholders do not specify any other use by action at the annual general meeting.

In accordance with the German Stock Corporation Act, upon a liquidation of the Company, any liquidation proceeds remaining after payment of all of the Company's liabilities would be distributed among the shareholders in proportion to the number of shares held.

PREEMPTIVE RIGHTS

Under the German Stock Corporation Act, a shareholder has a preferential right to subscribe for any issue of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares of the existing capital stock held by the shareholder. The German Stock Corporation Act provides that this preferential right can only be eliminated by the shareholders in the resolution authorizing the capital increase. The affirmative vote of the holders of at least three-quarters of the Ordinary Shares present or represented at a shareholder meeting is required to approve the elimination of preemptive rights with respect to a particular capital increase.


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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares ("ADSs") representing Ordinary Shares will be evidenced by American Depositary Receipts ("ADRs") and will be issuable pursuant to a Deposit Agreement among the Company, The Bank of New York, as depositary (the "Depositary"), and the owners and holders of ADRs (the "Deposit Agreement"). As used herein, "ADR Owner" means the person in whose name an ADR is registered on the books of the Depositary, and "ADR Holder" means any person who has a beneficial interest in any ADR or ADS. The following is a summary of material provisions of the Deposit Agreement. Copies of the Deposit Agreement will be available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286. The Depositary's principal executive office is located at One Wall Street, New York, New York 10286.

AMERICAN DEPOSITARY RECEIPTS

ADRs evidencing ADSs will be executed and delivered by the Depositary pursuant to the Deposit Agreement. Each ADS represents one fourth of one Ordinary Share, or evidences the right to receive one fourth of one Ordinary Share. The Ordinary Shares represented by the ADSs will be held in the account of the Depository at the Frankfurt/Main office of DG Bank Deutsche Genossenschaftsbank AG, Dresdner Bank AG or Deutsche Bank AG, each as custodian and agent of the Depositary (the "Custodian") or at Clearstream International, and are, together with any additional Ordinary Shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities and/or cash received by the Depositary or the Custodian in respect or in lieu of such Ordinary Shares, considered as the "Deposited Securities". Only persons in whose names ADRs are registered on the register of the Depositary will be treated by the Depositary and the Company as owners of such ADRs.

ADSs represent Ordinary Shares in bearer form. Pursuant to the terms of the Deposit Agreement and under German law, ADR Owners and ADR Holders are subject to any applicable disclosure requirements regarding acquisition and ownership of Ordinary Shares that are applicable to Ordinary Shares under German law. Failure to comply with these disclosure requirements may result in the withholding of certain rights, including voting, dividend and other rights relating to Deposited Securities for so long as such failure continues. In order to facilitate compliance with these notification requirements, an ADR Owner or ADR Holder may deliver such notification to the Depositary with respect to Ordinary Shares represented by ADSs and the Depositary shall, as soon as practicable thereafter, forward such notification to the Company.

DEPOSIT, TRANSFER AND WITHDRAWAL OF ORDINARY SHARES AND ISSUANCE OF ADRS

Upon deposit with the Custodian of Ordinary Shares or evidence of rights to receive Ordinary Shares, accompanied by any appropriate instruments of transfer or endorsement, and any dividend coupons for dividends to be paid in the future or rights to receive in the future such dividend coupons, if any, and upon payment of applicable fees, taxes and other charges, the Depositary will, subject to the terms of the Deposit Agreement, execute and deliver an ADR or ADRs registered in the name of the person depositing such Ordinary Shares or as directed by such person for the number of ADSs representing such deposited Ordinary Shares. Each deposit


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of Ordinary Shares will be accompanied by evidence satisfactory to the
Depositary that all conditions to such deposit under German law have been satisfied and that all necessary German governmental approvals have been granted and, if required by the Depositary, an agreement or assignment, or other instrument satisfactory to the Depositary which will provide for the prompt transfer to the Custodian of any dividend, right to subscribe for additional Ordinary Shares or any other securities or right to receive other property or right to vote which the person depositing Ordinary Shares may thereafter receive.

Upon surrender of ADRs at the Corporate Trust Office of the Depositary for the purpose of withdrawal of the Ordinary Shares represented by the ADSs evidenced thereby, and upon payment of the fees of the Depositary and all taxes and governmental charges, if any, payable in connection with such surrender and withdrawal of the Deposited Securities, and subject to the terms and conditions of the Deposit Agreement and the Articles of Association, the Deposited Securities and applicable law, ADR Owners are entitled to due assignment, transfer and delivery of all right, title, legal ownership and interest, of such whole number of Deposited Securities requested to be withdrawn at the time represented by the ADS or ADSs evidenced by such ADR through the facilities of Clearstream International or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), or in the form of certificated Ordinary Shares and delivery to the ADR Owner or as ordered by it of any other securities, property and cash to which such ADR Owner is entitled in respect of the ADRs surrendered and a new ADR for the number of ADSs representing any fractional Deposited Securities and any Deposited Securities not being withdrawn, except that the Depositary may deliver any dividends or distributions with respect to the Ordinary Shares represented by the ADSs or any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary at its Corporate Trust Office.

PRE-RELEASES

Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, unless requested by the Company to cease doing so, the Depositary may execute and deliver ADRs prior to the receipt of Ordinary Shares (a "Pre-Release"), may deliver Ordinary Shares upon the receipt and cancellation of ADRs which have been Pre-Released whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released, and may receive ADRs in lieu of Ordinary Shares in satisfaction of a Pre-Release of ADRs. In no event will the Depositary deliver Ordinary Shares prior to the receipt and cancellation of ADRs for Ordinary Shares. Each Pre-Release must be (1) preceded or accompanied by a written representation and agreement from the person to whom the ADRs are to be delivered (the "Pre-Releasee") that such Pre-Releasee, or its customer, (a) owns the Ordinary Shares or ADRs to be remitted, as the case may be, (b) assigns all beneficial right, title and interest in such Ordinary Shares or ADRs to the Depositary for the benefit of the owners of the ADRs, and (c) will not take any action with respect to such Ordinary Shares or ADRs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Ordinary Shares or ADRs, as the case may be), other than in satisfaction of such Pre-Release, (2) at all times fully


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collateralized with cash, government securities or such other collateral as the
Depositary determines in good faith, will provide substantially similar liquidity and security, (3) terminable by the Depositary on not more than five business days' notice, and (4) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Company will not incur any liability to any ADR Owner or ADR Holder with respect to any representations, actions or omissions by the Depositary or any of its agents in connection with any Pre-Release transaction.

The Depositary will also set dollar limits with respect to Pre-Release transactions to be entered into under the Deposit Agreement with any Pre-Releasee on a case-by-case basis, as the Depositary deems appropriate. The collateral referred to in clause (2) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee's obligation to deliver Ordinary Shares or ADRs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement). The number of Ordinary Shares not deposited but represented by ADRs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the Ordinary Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to disregard such limits from time to time as it reasonably deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the foregoing. The Company shall have no liability to any ADR Holder or ADR Owner with respect to any representations, actions or omissions by the Depositary, or any of its agents, pursuant to the section of the Deposit Agreement regarding Pre-Releases.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

Whenever the Depositary, or, on its behalf, its agent, receives any cash dividend or other cash distribution on any Deposited Securities, which dividend or distribution is denominated in currency ("Foreign Currency") other than United States dollars ("Dollars"), the Depositary will, or will cause its agent, as promptly as practicable after receipt of such dividend or distribution, to, convert, by sale or in any other manner that it may determine, such Foreign Currency into Dollars; provided, however, that such Foreign Currency can, in the reasonable judgment of the Depositary, be converted on a reasonable basis into Dollars transferable to the United States. Upon conversion, the amount received and subsequently converted will be distributed as promptly as practicable (net of expenses incurred by the Depositary in converting such Foreign Currency) to the ADR Owners entitled thereto, in proportion to the number of ADSs representing Deposited Securities evidenced by ADRs held by them respectively. The amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary, including amounts on account of any applicable taxes and certain other expenses. If the Depositary determines in its judgement that any Foreign Currency received by it cannot be so converted on a reasonable basis into Dollars transferable to the United States, or if any approval or license necessary for conversion is denied or in the reasonable opinion of the Depositary is not obtainable or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may in its discretion distribute such Foreign Currency received by the Depositary to, or may hold such Foreign Currency uninvested and without liability for interest for the respective accounts of, the ADR Owners entitled to receive the same. If any such conversion of Foreign Currency cannot be effected for distribution in Dollars to some of the ADR Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the ADR Owners entitled thereto, and may distribute the balance of the Foreign Currency


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received by it to, or hold such balance uninvested for the respective accounts of, the ADR Owners entitled thereto.

If the Company declares a dividend in, or free distribution of, additional Ordinary Shares, upon receipt by or on behalf of the Depositary of additional Ordinary Shares, the Depositary may, and upon the request of the Company will, distribute to ADR Owners entitled thereto, in proportion to the number of ADSs representing Deposited Securities evidenced by ADRs held by them respectively, additional ADRs for an aggregate number of ADSs representing the number of Ordinary Shares so received as such dividend or free distribution, in each case subject to the terms and conditions of the Deposit Agreement, including the withholding of taxes or any other governmental charges and the payment of fees required under the Deposit Agreement. If such adjustments in the record of the Depositary are not made or additional ADRs are not so issued, each ADS shall thereafter also represent the additional securities distributed in respect of the Ordinary Shares represented by such ADS prior to such dividend or free distribution. In lieu of delivering ADRs for fractional ADSs in the event of any such distribution, the Depositary will sell the amount of Ordinary Shares represented by the aggregate of such fractions and will distribute the net proceeds, converted into Dollars if in a Foreign Currency, to ADR Owners in accordance with the terms and conditions of the Deposit Agreement. The Depositary may withhold any such distribution of ADSs or ADRs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the United States Securities Act of 1933, as amended (the "Securities Act") or is exempt from registration under the provisions of the Securities Act. If for any reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such Ordinary Shares must be registered under the Securities Act in order to be distributed to ADR Owners or ADR Holders) the Depositary determines that it is not lawful and feasible to make a distribution of Ordinary Shares to all ADR Owners or to certain ADR Owners, the Depositary may adopt such method as it may deem lawful, equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the Ordinary Shares thus received, or any part thereof, and the net cash proceeds of any such sale will be distributed by the Depositary to the ADR Owners entitled thereto as in the case of a distribution received in cash.

If the Company offers, or causes to be offered, to the owners of Deposited Securities any rights to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary will, following consultation with the Company as to the procedure to be followed, (1) make such rights available to ADR Owners, (2) dispose of such rights on behalf of any ADR Owners and make the net proceeds available in Dollars to such ADR Owners, or (3) allow the rights to lapse if, by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any ADR Owner or dispose of such rights and make the proceeds available to such ADR Owners. If at the time of the rights offering the Depositary, following consultation with the Company, determines it to be lawful and feasible to make such rights available to all or to certain but not to other ADR Owners, the Depositary may make such rights available to such ADR Owners to whom it determines such distribution, following consultation with the Company, to be lawful and feasible through the distribution in proportion to the number of ADSs evidenced by ADRs held by such ADR Owners, of rights, warrants or other instruments therefor in such form and upon such terms and representations as it may determine. If the Depositary determines, following consultation with the Company, that it is not lawful or feasible


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to make such rights available to all or certain ADR Owners, it may sell the warrants or other instruments and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement), converted into Dollars if in a Foreign Currency, for the account of such ADR Owners otherwise entitled to such rights, warrants or other instruments as in the case of a distribution received in cash, upon an averaged or other practical basis without regard to any distinctions among such ADR Owners because of exchange restrictions or the date of delivery of any ADR or otherwise.

The Depositary will not offer rights to ADR Owners unless both the rights and the securities to which such rights relate either are exempt from registration under the Securities Act with respect to a distribution to all ADR Owners or are registered under the provisions of the Securities Act. If an ADR Owner requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from counsel in the United States for the Company upon which it may rely that such distribution to such ADR Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to ADR Owners in general or any ADR Owner in particular.

If the Depositary has distributed warrants or other instruments for rights to all or certain ADR Owners, then upon instruction of such ADR Owner pursuant to such warrants or other instruments to the Depositary to exercise such rights, upon payment by such ADR Owner to the Depositary for the account of such ADR Owner of an amount equal to the purchase price of the Ordinary Shares receivable upon exercise of such rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such ADR Owner, exercise the rights and purchase the Ordinary Shares, and the Company will cause the delivery of such Ordinary Shares to the Depositary on behalf of such ADR Owner. As agent for such ADR Owner, the Depositary will cause such Ordinary Shares to be deposited as described above and execute and deliver ADRs to such ADR Owner as described above. See "-- Description of American Depositary Shares -- Deposit and Withdrawal of Shares and Issuance of Receipts."

Whenever the Custodian or the Depositary will receive any distribution other than cash, Ordinary Shares or rights in respect of the Ordinary Shares, the Depositary shall, as promptly as practicable, cause the securities or property received by it or the Custodian to be distributed to the ADR Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if the Company so directs or in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the ADR Owners entitled thereto, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to ADR Owners) the Depositary deems such distribution to all or certain ADR Owners not to be lawful or feasible, the Depositary may adopt such method as it may reasonably deem lawful, equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the securities or property thus received, or any part thereof, and the net cash proceeds of any such sale will be distributed by the Depositary to the ADR Owners entitled thereto as in the case of a distribution received in cash. To the extent such securities or property or the net proceeds thereof are not effectively distributed to ADR Owners as provided in this paragraph, each ADS shall thereafter also represent the additional securities or property distributed in respect of the Ordinary Shares represented by such ADS prior to such distribution.

If the Depositary determines that any distribution of property (including Ordinary Shares and rights to subscribe therefor) is subject to any taxes or governmental charges that the Depositary is obliged to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or governmental charges, and thereafter will distribute the net proceeds of any such sale after deduction of such taxes or governmental charges to the ADR Owners entitled thereto in proportion to the number of ADRs held by them respectively. Upon any change in nominal or par value, any split-up, consolidation or other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary or the Custodian in exchange for, in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and ADSs shall thereafter represent the new securities so received in exchange or conversion, unless additional ADSs are issued. In any such case the Depositary may, and upon the request of the Company shall, execute and deliver additional ADRs as in the case of a distribution in Ordinary Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities. In the event that any securities so received may not be lawfully distributed to some or all ADR Owners, the Depositary may and, if the Company so requests, shall sell such securities at a public or private sale and allocate the net proceeds of such sale for the account of the ADR Owners otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such ADR Owners and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash.

RECORD DATES

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Ordinary Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of Ordinary Shares or other Deposited Securities, or whenever the Depositary finds that it is necessary or convenient in respect of any matter, the Depositary shall fix a record date which shall be, to the extent practicable, the same date as the record date for the Ordinary Shares or other Deposited Securities, as the case may be, or as close thereto as practicable, after consultation with the Company, (1) for the determination of the ADR Owners who shall be (a) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (b) entitled to exercise, or give instructions for the exercise of, voting rights at any such meeting, or (2) for fixing the date on or after which each ADS will represent the changed number of Ordinary Shares.

VOTING OF DEPOSITED SECURITIES

Upon receipt of (1) notice from the Company of any meeting of holders of Ordinary Shares or other Deposited Securities (the "Notice"), (2) the statement of the Custodian or such other major commercial German bank as may be reasonably chosen by the Depositary to act as a proxy bank (the "Proxy Bank"), setting forth its recommendations with regard to voting of the Ordinary Shares represented by ADSs as to any matter which is set forth in the notice from the Company on which a vote is to be taken by holders of Ordinary Shares represented by ADSs, together with an English translation thereof (the "Recommendation"), unless otherwise requested by the Company, the Depositary shall, as soon as practicable thereafter, mail to all ADR Owners a notice containing (a) such information as is contained in the notice of such meeting sent by the Company to the Depositary, (b) a statement that each ADR Owner and Holder ("Voters") at the close of business on a specified record date will be entitled, subject to any applicable provisions of German law, the Articles of Association, the ADRs and the Deposited Securities, to exercise, or to give instructions for the exercise of, the voting rights, if any, pertaining to the whole number of Ordinary Shares or other Deposited Securities evidenced by such ADR Owner's ADSs, (3) the Recommendation, and (4) a statement as to the manner in which such instructions may be given including an express indication that if no voting instructions are received on or before the date established by the Depositary for such purpose in accordance with the Deposit Agreement (the "Instruction Date"), then the Holders shall in each case be deemed to have instructed the Depositary to vote the shares or cause the shares to be voted in accordance with the Recommendation. See "-- Description of Ordinary Shares -- Voting Rights."

Pursuant to the terms of the Deposit Agreement, and under German law, holders and beneficial owners of ADRs will be subject to any disclosure requirements regarding acquisition and ownership of Ordinary Shares as are applicable to Ordinary Shares pursuant to the terms of the Articles of Association of the Company or German law, as each may be amended from time to time. Failure to comply with such disclosure requirements will, for so long as such failure continues, disqualify such ADR Owner from exercising voting rights.

Each ADR Owner who desires to exercise, or give instructions for the exercise of, voting rights shall be required to execute and return to the Depositary on or before the Instruction Date, a document provided by the Depositary which (1) either (a) authorizes such Voter's ADSs to be delivered to a blocked account established for such purpose at the Depository Trust Company ("DTC") (as provided below), or (b) instructs the Depositary to block the Ordinary Shares without delivering the ADSs to the Depositary, or (2) instructs the Depositary as to how the whole number of Ordinary Shares or other Deposited Securities represented by the ADSs evidenced by such ADRs are to be voted.

Upon the written request of a Voter, as applicable, on such record date, received on or before the Instruction Date, the Depositary will endeavor, insofar as practicable and permitted under

German law, the Articles of Association and the ADRs, to vote or cause to be voted the amount of Ordinary Shares or other Deposited Securities so represented in accordance with the instructions set forth in such request. The Company agrees, without any liability to the Voters arising hereunder, to provide notice, to the extent practicable, of any meeting of Voters of Shares or other Deposited Securities containing the requisite information, together with English translations, to the Depositary within the twelve days following the publication of the invitation to the shareholders meeting in the German Federal Gazette. Voting rights may be exercised only in respect of four ADSs, or integral multiples thereof. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Ordinary Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions received from the Voters, as applicable, as of such record date.

If no specific voting instructions are received by the Depositary from any Voter (to whom Notice was sent by the Depositary) with respect to the Deposited Securities represented by the ADSs evidenced by such ADRs on or before the Instruction Date, such Voter shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to vote such Deposited Securities or to cause such Deposited Securities to be voted in accordance with the Recommendation. In no event may the Depositary itself exercise any voting discretion over any Ordinary Shares or other Deposited Securities.

Anything in the Deposit Agreement to the contrary notwithstanding, in the event that the Proxy Bank shall fail to supply the Recommendation to the Depositary at least 21 calendar days prior to any meeting of holders of Ordinary Shares represented by ADSs or other Deposited Securities with respect to which the Depositary has received notice from the Company, the Depositary shall mail the Notice (which in this case will not contain the Recommendation or the indication concerning the proxy to be given to the Proxy Bank) to the Voters as herein above provided, and, thereafter, in any case in which no specific voting instructions are received by the Depositary from a Voter on or before the Instruction Date with respect to the Deposited Securities represented by the ADSs evidenced by such ADRs, no votes shall be cast at such meeting with respect to such Deposited Securities.

Nothing in the Deposit Agreement shall be construed to grant to a Voter any voting rights with respect to Deposited Securities to which, by their terms, voting rights do not otherwise attach.

REPORTS AND NOTICES

The Depositary will make available for inspection by ADR Owners at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company, which are both (1) received by the Depositary as the holder of the Deposited Securities, and (2) made generally available to the holders of Deposited Securities by the Company. The Depositary will also send to ADR Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English only to the extent that such materials are required to be translated into English pursuant to any regulations of the United States Securities and Exchange Commission ("SEC").

DISCLOSURE OF INTERESTS

To the extent that provisions of, or governing, any Deposited Securities (including the Articles of Association or applicable law) may require disclosure of beneficial or other ownership of Deposited Securities, other Ordinary Shares or other securities and may provide for blocking voting or other rights to enforce such disclosure or limits, ADR Owners and ADR Holders agree to comply with all such disclosure requirements. The Depositary agrees to comply with all applicable laws.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of the ADRs and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect they may deem necessary or desirable without the consent of the ADR Owners or ADR Holders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) or that otherwise prejudices any substantial existing right of ADR Owners will not take effect as to the outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the ADR Owners. Every ADR Owner and ADR Holder at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of any ADR Owner to surrender its ADRs and receive therefor the Deposited Securities evidenced thereby, except in order to comply with mandatory provisions of applicable law.

The Depositary may at any time, at the direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to all ADR Owners of ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and ADR Owners if, at any time 30 days after the Depositary shall have delivered to the Company a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the termination date, the ADR Owner will, upon (1) surrender of the ADR to the Depositary, (2) payment of the Depositary's fee for surrender of ADRs, and (3) payment of any applicable taxes or governmental charges, be entitled to delivery of the amount of Deposited Securities represented by the ADSs evidenced by such ADR.

If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs subject to the Deposit Agreement, will suspend the distribution of dividends and other distributions to the holders thereof and will not give any further notice or perform any further acts under such Deposit Agreement, except that the Depositary shall continue (1) the collection of dividends and other distributions pertaining to the

Deposited Securities, (2) the sale of rights and other property as provided in the Deposit Agreement, and (3) the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary, subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the Depositary.

At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADRs that have not theretofore been surrendered, such ADR Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except to account for net proceeds and other cash and its obligations to the Company regarding indemnification under the Deposit Agreement. Upon termination of the Deposit Agreement, the Company shall be discharged from all obligations thereunder, except for certain obligations to the Depositary.

CHARGES OF DEPOSITARY

Subject to the applicable law and the regulations of any exchange upon which the ADSs are listed, the following charges, as applicable, shall be incurred by any party depositing or withdrawing Ordinary Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company, an exchange of stock regarding the ADRs or Deposited Securities, or a distribution of ADRs pursuant to the Deposit Agreement):


      (1)   Taxes and other governmental charges.

      (2) Registration fees as may from time to time be in effect for the registration of transfer of Ordinary Shares generally applicable to the transfer of Ordinary Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals of Ordinary Shares pursuant to the Deposit Agreement.

      (3) Such air courier, cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement.

      (4) Expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement.

      (5) A fee not in excess of US$5.00 per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the Deposit Agreement and the surrender of ADRs pursuant to the Deposit Agreement.

      (6) A fee not in excess of US$0.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement except for any distribution of cash dividends.

      (7) A fee for the distribution of securities pursuant to the Deposit Agreement in an amount equal to the fee for the execution and delivery of ADRs which would have been charged as a result of the deposit of such securities but which securities are instead distributed to ADR Owners.


LIABILITY OF ADR OWNERS OR ADR HOLDERS FOR TAXES OR OTHER CHARGES

If any tax or other governmental charge shall become payable with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by any ADR, such tax or other governmental charge shall be payable by the ADR Owner or ADR Holder. The Depositary may and at the request of the Company shall refuse to effect any transfer of such ADR (or any split-up or combination thereof) or any withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADRs until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the beneficial owner thereof any part or all of the Deposited Securities represented by the ADSs evidenced by such ADRs and may apply such dividends or other distributions or the proceeds of any such sale in payment of any such tax or other governmental charge. The ADR Owner or ADR Holder shall remain liable for any deficiency.

To the extent practicable and in accordance with instructions from the Company, the Depositary and the Custodian will take all practicable administrative actions necessary to obtain all tax refunds and to reduce German withholding taxes on dividends and other distributions on the Deposited Securities.

LIMITATIONS ON EXECUTION, DELIVERY, TRANSFER AND SURRENDER OF ADRs

The ADRs are transferable on the books of the Depositary, and the Depositary may close the transfer books, at any time and from time to time, when transfer agents in New York City generally close their transfer books or when deemed expedient by it or at the request of the Company. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Deposited Securities, or withdrawal of any Deposited Securities, the Depositary, or the Custodian or Registrar may require (1) payment from the person presenting the ADR or the depositor of such Ordinary Shares of an amount sufficient to reimburse it for any tax or other governmental charge and, if applicable, any stock transfer or registration fee with respect thereto and payment of any applicable fees payable to the Depositary pursuant to the Deposit Agreement, (2) the production of proof satisfactory to it as to the identity and genuineness of any signature, and (3) compliance with such regulations as the Depositary may establish consistent with the provisions of the Deposit Agreement. The execution and delivery or transfer of ADRs generally may be suspended during any period when the transfer books of the Depositary are closed or if such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement or applicable law or any government or governmental body or commission, or under any provisions of the Deposit Agreement or the Articles of Association of the Company, or for any other reason, subject to the provisions of the following sentence.

Notwithstanding any other provision of the Deposit Agreement or the ADRs, the surrender of outstanding ADRs and withdrawal of Deposited Securities may not be suspended subject only to (1) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Ordinary Shares in connection with voting at a shareholders' meeting, or the payment of dividends,
(2) the payment of fees, taxes and similar charges, and (3) compliance with any United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities.

GENERAL

None of the Depositary, the Company or any of their respective officers, directors, employees, agents or affiliates will be liable to any ADR Owner or other person if by reason of any provision of any present or future law or regulation of the United States, Germany or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of the Articles of Association of the Company, or by reason of any provision of any securities issued or distributed by the Company or any offering or distribution thereof, or by reason of any act of God or war or other circumstance beyond its control, the Depositary, the Company or any of their respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor will the Depositary, the Company or any of their respective officers, directors, employees, agents or affiliates incur any liability to any ADR Owner or ADR Holder by reason of any nonperformance or delay, caused as stated in the preceding clause, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for by the Deposit Agreement.

None of the Depositary, the Company or any of their respective agents shall be liable for any action or nonaction by it in reliance upon the advice or information from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any ADR Owner or ADR Holder or any other person believed by it in good faith to be competent to give such advice or information. The obligations of the Depositary to ADR Owners and ADR Holders under the Deposit Agreement are expressly limited to performing its obligations specified therein without negligence or bad faith.

The Depositary will keep books at its Corporate Trust office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the ADR Owners or ADR Holders provided that such inspection shall not be for the purpose of communicating with holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

The Depositary may appoint one or more co-transfer agents upon the written request or with the approval of the Company for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by beneficial owners of ADSs or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

GOVERNING LAW

The Deposit Agreement is governed by the laws of the State of New York.

GERMAN TAXATION OF HOLDERS OF ADSs OR ORDINARY SHARES

      The following discussion generally summarizes the principal German tax consequences of the acquisition, ownership and disposition of Ordinary Shares or ADSs. It does not describe all of the tax considerations that may be relevant to a prospective purchaser of Ordinary Shares or ADSs.

      This summary is based on the laws that are in force at the date hereof and is subject to any changes in German law, or in any applicable double taxation conventions to which Germany is a party, occurring after such date. In October 2000, the Tax Reduction Act (Steuersenkungsgesetz) was enacted in Germany as part of an extensive tax reform. The new law became effective as of January 1, 2001. However, for companies whose fiscal years are the calendar year, most of the regulations with regard to dividends, capital gains and other relevant provisions enter into effect for the tax year beginning in 2002. The following discussion addresses only those regulations which are valid in the 2001 tax year. Significant changes which are effective in 2002 may be mentioned herein but are not explained in detail. This discussion is also based, in part, on representations of the Depositary and assumes that each obligation of the Deposit Agreement and any related agreements will be performed in accordance with its terms.

      The following discussion is not a complete analysis or listing of all potential German tax consequences to holders of ADSs or Ordinary Shares and does not address all tax considerations that may be relevant to all categories of potential purchasers or owners of ADSs or Ordinary Shares. In particular, the following discussion does not address the tax consequences for: (1) a person who owns, directly or indirectly, 10% or more of the Company's shares, (2) a holding which forms part of a German permanent establishment of a person not resident in Germany, or (3) a person that is resident in Germany and at the same time resident in another country. OWNERS AND PROSPECTIVE PURCHASERS OF ADSs OR ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE OVERALL GERMAN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION THEREOF.

      For purposes of applying German tax law and the double tax conventions to which Germany is a party, a holder of ADSs will generally be treated as owning the Ordinary Shares represented thereby.

GERMAN TAXATION OF DIVIDENDS

      Under German domestic income tax laws, German corporations are required to withhold tax on dividends in an amount equal to 25% of the gross amount paid to resident and non-resident shareholders. A 5.5% surtax on the German withholding tax is currently levied on dividend distributions paid by a German corporation, such as the Company. The surtax equals 1.375% (5.5% of 25%) of the gross amount of a cash dividend. Certain persons resident in Germany (e.g., qualifying investment funds or tax-exempt organizations) may obtain a partial or full refund of such taxes.

      The Tax Reduction Act decreases the withholding tax on dividends from 25% to 20%. Accordingly, the respective surtax will be reduced from 1.375% to 1.10%. For companies whose fiscal year is the calendar year, the new regulation will be effective the first time for regular dividend distributions made in the year 2002 for previous years.

      For a holder of ADSs or Ordinary Shares that is resident in Germany, according to German income tax law, dividends are subject to German income tax or corporation tax. For such a holder, the taxable amount will be the sum of:
(1) the cash payment by the Company, (2) the taxes withheld, and (3) 3/7 of the sum of (1) and (2). Subject to certain conditions, the tax withheld and the gross-up of 3/7 will be eligible for credit against the holder's income or corporation tax. If the dividend is paid out of tax-exempt foreign income, there will be neither the 3/7 gross-up of the income nor a credit for this amount. For holders subject to German Trade Tax, such tax is also imposed on the dividends received (including any gross-up).

      With regard to the taxation of dividends, the full imputation system (tax credit system) will be applicable in 2001 for the last time provided that the fiscal year of the distributing company equals the calendar year. From 2002, the Tax Reduction Act replaces the full imputation system by the half-income system. Under this system only half of the distributed profits of a corporation will be included in the individual shareholder's personal income tax base. Therefore, it will no longer be possible to credit the corporation tax paid by the company against the shareholder's income tax. Accordingly, there will be neither the 3/7 gross-up of the income nor a credit for this amount. Dividends received by corporate shareholders in general will be tax-exempt.

REFUND OF GERMAN TAX TO U.S. HOLDERS

      For purposes of this discussion, a "U.S. Holder" is a beneficial owner:
(1) who is an individual citizen or resident of the United States or a corporation organized under the laws of the United States or any political subdivision thereof, (2) who is not resident in Germany for German tax purposes,
(3) whose holding of ADSs or Ordinary Shares does not form part of the business property or assets of a permanent establishment or fixed based in Germany, and
(4) who is fully entitled, in respect of such ADSs or Ordinary Shares, to the benefits of the U.S.-German income tax treaty (Convention between the Federal Republic of Germany and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to taxes on Income (German Federal Law Gazette (BGBl 1991 II page 355)) (the "Treaty").

      A partial refund of the 25% withholding tax equal to 10% of the gross amount of the dividend and a full refund of the surtax can be obtained by a U.S. Holder under the Treaty. In addition, so long as the German imputation system provides German resident individual shareholders with a tax credit for corporate taxes with respect to dividends paid by German corporations, the Treaty provides that U.S. Holders are entitled to a further refund equal to 5% of the gross amount of the dividend. Thus, for each US$100 of gross dividends paid by the Company to a U.S. Holder, the dividends after partial refund of the 25% withholding tax and a refund of the surtax under the Treaty will be subject to a German withholding tax of US$15. If the U.S. Holder also applies for the additional 5% refund, then the German withholding tax is effectively reduced to US$10. Thus, the cash received per US$100 of gross dividends is US$90 after refund of German withholding tax from the German tax authorities.

      As mentioned above the 25% withholding tax will be reduced to 20% and the full imputation system will be replaced beginning with the year 2002. Accordingly, the refund of German tax to U.S. holders will change.

      To claim the refund of amounts withheld in excess of the Treaty rate, a U.S. Holder must submit (either directly or, as described below, through the Depositary) a claim for refund to the German tax authorities, with, in the case of a direct claim, the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld, within four years from the end of the calendar year in which the dividend is received. Claims for refund are made on a special German claim for refund form, which must be filed with the German tax authorities: Bundesamt fur Finanzen, 53221 Bonn, Germany. The German claim for refund form may be obtained from the German tax authorities at the same address where applications are filed, or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998.

      U.S. Holders must also submit to the German tax authorities certification of their most recently filed U.S. federal income tax return (IRS Form 6166). Certification is obtained from the office of the Director of the Internal Revenue Service Center by filing a request for certification with the Internal Revenue Service ("IRS"), Philadelphia Service Center Foreign Certification Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification are to be made in writing and must include the U.S. Holder's name, social security number or employer identification number, tax return form number, and tax period for which certification is requested. This certification is valid for three years and need only be resubmitted in a fourth year in the event of a subsequent application for refund.

      In accordance with arrangements under the Deposit Agreement, the Depositary (or a custodian as its designated agent) holds the Ordinary Shares and receives and distributes dividends to the U.S. Holders. The Depositary has agreed, to the extent practicable, to perform administrative functions necessary to obtain the refund of amounts withheld in excess of the Treaty rate for the benefit of U.S. Holders who supply the necessary documentation.

      Under the Deposit Agreement, the Depositary has agreed to send to the U.S. Holders of ADSs a notice explaining how to claim a refund, the form required to obtain the IRS Form 6166 certification and the German claim for refund form. The notice will describe how to obtain the certification on IRS Form 6166. In order to claim a refund, the U.S. Holder should deliver the


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
certification provided to it by the IRS to the Depositary along with the completed claim for refund form. In the case of ADSs held through a broker or other financial intermediary, the required documentation should be delivered to such broker or financial intermediary for forwarding to the Depositary. In all other cases, the U.S. Holders should deliver the required documentation directly to the Depositary. The Depositary will file the required documentation with the German tax authorities on behalf of the U.S. Holders.

      The German tax authorities will issue the refunds, which will be denominated in Marks, in the name of the Depositary. The Depositary will convert the refunds into Dollars and issue corresponding refund checks to the U.S. Holders or their brokers.

TAXATION OF CAPITAL GAINS

      A capital gain derived from the sale or other disposition by a holder resident in Germany of ADSs or Ordinary Shares is taxable if the ADSs or Ordinary Shares are held as part of his or her trade or business or if the ADSs or Ordinary Shares are sold within a period of one year after acquisition.

      The taxation of capital gains will also be subject to the above mentioned half-income system. The new treatment will apply the first time for capital gains derived in the year 2002 provided that the fiscal year of the company whose shares are sold equals the calendar year. Half of any capital gain derived from the sale or other disposition by an individual holder resident in Germany of ADSs or Ordinary Shares is taxable if the ADSs or Ordinary Shares are held as his or her trade or business subject to certain conditions or if the ADSs or Ordinary Shares are sold within a period of one year after acquisition. Capital gains derived by corporate shareholders resident in Germany are tax-exempt subject to certain conditions.

      A holder resident in a country other than Germany is not subject to German income or corporation tax on the capital gain derived from the sale or other disposition of ADSs or Ordinary Shares.

OTHER GERMAN TAXES

      There are no German net worth, transfer, stamp or similar taxes on the holding, purchase or sale of ADSs or Ordinary Shares.

GERMAN ESTATE AND GIFT TAXES

      A transfer of ADSs or Ordinary Shares by gift or by reason of death of a holder will be subject to German gift or inheritance tax, respectively, if one of the following persons is resident in Germany: the donor or transferor or his or her heir, or the donee or other beneficiary. If one of the aforementioned persons is resident in Germany and another is resident in a country having a treaty with Germany, regarding gift or inheritance taxes, different rules may apply. If none of the aforementioned persons is resident in Germany, the transfer is not subject to German gift or inheritance tax. For persons giving up German residence, special rules apply during the first five years, and under specific circumstances, during the first ten years, after the end of the year in which the person left Germany. In general, in the case of a U.S. Holder, a transfer of ADSs or Ordinary Shares by gift or by reason of death that would otherwise be subject to German gift or


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
inheritance tax, respectively, will not be subject to such German tax by reason of the current estate tax treaty between the U.S. and Germany unless the donor or transferor, or the heir, donee or other beneficiary, is domiciled in Germany for purposes of the current estate tax treaty between the United States and Germany at the time of the making of the gift or at the time of the donor's or transferor's death.

      In general, the U.S.-German estate tax treaty provides a credit against U.S. federal estate and gift tax liability for the amount of inheritance and gift tax paid in Germany, subject to certain limitations, in a case where the ADSs or Ordinary Shares are subject to German inheritance or gift tax and U.S. federal estate or gift tax.

ITEM 2.     EXHIBITS

            The following exhibits are filed as part of this registration statement:

          Exhibit No.    Exhibit Description
          -----------    -------------------
               1.        Articles of Association (Satzung), as amended
                         to date (English translation).  Incorporated
                         by reference to the Company's Form 6-K, filed
                         on November 22, 2000.

               2. Articles of Association (Satzung), as amended do reflect amendments approved on May 3, 2001
                         (English translation).

               3.        Form of global share certificate for Ordinary
                         Shares (English translation).

               4. Form of Amended and Restated Deposit Agreement among the Company, The Bank of New York, as Depositary, and all owners and holders from time to time of American
                         Depositary Receipts issued thereunder, including the form of American Depositary Receipt.

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the United States Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 SAP AKTIENGESELLSCHAFT
                                     (Registrant)



Date:  May 3, 2001         By: /s/ Prof. Dr. Henning Kagermann
                               ----------------------------------------------
                               Name: Prof. Dr. Henning Kagermann
                               Title:   Co-Chairman and Chief Executive Officer


                           By: /s/ Dr. Werner Brandt
                               --------------------------------------------
                               Name:  Dr. Werner Brandt
                               Title:    Chief Financial Officer


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
                                 EXHIBIT INDEX
                                 -------------

Exhibit        Description

  1. Articles of Association (Satzung), as amended to date (English translation). Incorporated by reference to the Company's Form 6-K, filed on November 22, 2000.

  2. Articles of Association (Satzung), as amended to reflect amendments approved on May 3, 2001 (English translation).

  3. Form of global share certificate for Ordinary Shares (English translation).

  4. Form of Amended and Restated Deposit Agreement among the Company, The Bank of New York, as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt.